Exhibit 99.1

Zymeworks to Webcast R&D Briefing

Vancouver, Canada (October 4, 2018) – Zymeworks Inc. (NYSE/TSX: ZYME), a clinical‑stage biopharmaceutical company developing multifunctional biotherapeutics, today announced that it will webcast its R&D Briefing from 9:00 a.m. to 12:00 p.m. Eastern Time on Thursday, October 11, 2018 in New York City.

Zymeworks’ management team will discuss the Company’s clinical strategy for ZW25, provide an update on its next clinical compound ZW49, and highlight its early-stage platforms and technologies.

The management team will be joined by two prominent clinical oncologists:

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Mark Pegram, MD, is the Susy Yuan-Huey Hung Professor of Medicine (Oncology) at the Stanford University Medical Center, Director of the Stanford Cancer Institute's Breast Oncology Program, Associate Director of Clinical Research, and Associate Dean of Clinical Research Quality. Dr. Pegram played a significant role in the development of Herceptin for the treatment of HER2- positive breast cancer.

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Elena Elimova, MD, MSc, is a medical oncologist at the Princess Margaret Hospital in Toronto where she serves as an Assistant Professor within the Department of Medicine, Division of Medical Oncology at the University of Toronto. Dr. Elimova specializes in the treatment of patients with gastroesophageal cancers. Her primary area of research is concentrated on the care of patients with gastroesophageal malignancies and the development of novel biomarkers, which can predict response to therapy.

Webcast

The live audio webcast and slide presentation for the event may be accessed via a link from Zymeworks’ website at http://ir.zymeworks.com/events-and-presentations, which will also host a recorded replay available following the event.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the discovery, development, and commercialization of next-generation multifunctional biotherapeutics. Zymeworks’ suite of complementary therapeutic platforms and its fully-integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly-differentiated product candidates. Zymeworks’ lead product candidate, ZW25, is a novel bispecific antibody currently being evaluated in an adaptive Phase 1 clinical trial. Zymeworks is also advancing a deep pipeline of preclinical product candidates and discovery-stage programs in immuno-oncology and other therapeutic areas. In addition to Zymeworks’ wholly-owned pipeline, its therapeutic platforms have been further leveraged through multiple strategic partnerships with global biopharmaceutical companies.

For more information, visit us online at www.zymeworks.com.

Contacts:

Zymeworks Inc.
Investor Inquiries:
Ryan Dercho, Ph.D.
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Angela Bitting
(925) 202-6211
a.bitting@comcast.net